JOINT VENTURE PARTNERSHIP AGREEMENT


This AGREEMENT, when executed by R.J. Clark representing, Permian Energy Services, L.P ("PES"), and Paul Cothran, representing DayStar Oil & Gas Corporation, ("DAYSTAR") will constitute a full and binding agreement enforceable under the legal statutes of the state of Texas.

WHEREAS, DAYSTAR currently owns and/or has exclusive ownership rights to oil and gas producing acreage in Harris County, Texas, that includes the Cherry, Coe, and Sterling-Redfern Leases hereinafter referred to as the "Humble Field Leases".

WHEREAS, DAYSTAR has agreed to allow PES to install its proprietary thermal recovery equipment, hereinafter referred to as the Thermal Pulse Unit ("TPU") for the purpose of stimulating and producing selected oil wells;

WHEREAS, both DAYSTAR and PES recognize the commercial benefits to the use of the TPU technology, both parties agree to hold all elements, written and oral, pertaining to the Humble Field Leases and all other related information such as marketing strategies, operational and reservoir techniques, and mechanical designs in strict confidence for a period of time consistent with the duration of the longest active producing lease involving the TPU.

THEREFORE, DAYSTAR and PES agree in good faith and best efforts on the following:

I. TERM & CANCELLATIONS

1. The initial term of this AGREEMENT shall be for a period of NINETY (90) days. This term shall be referred to as the "Test & Evaluation Period". The term of the Test and Evaluation Period shall begin following the first day of active operation of the TPU at any individual well within the Humble Field Lease.

2. This AGREEMENT can only be extended if PES exercises its option on purchasing the working interest in the Humble Field Leases.

3. PES, at its sole discretion, will have the exclusive right to suspend and/or to terminate the use of the TPU on any well during the Test & Evaluation Period by giving three (3) days advanced, written notice to DAYSTAR.

a. PES will have the unrestricted right to remove, at its sole expense, all TPU equipment, and other equipment, surface and down hole, that it paid for during the course of the well lease program.
b. PES will leave the location in a "no worse" condition upon abandonment of the production.

4. DAYSTAR can cancel this AGREEMENT if PES fails to deliver the TPU equipment in a timely manner and/or if the equipment fails to operate within safety guidelines prescribed by DAYSTAR.

5. DAYSTAR can cancel this AGREEMENT if the TPU makes no measurable improvement in the oil and gas production in first three (3) producing wells providing all mechanical equipment, surface and subsurface, work within standard operating parameters.

II.   WORKING INTEREST OWNERSHIP AND OPTIONS

1. DAYSTAR shall give PES a ONE HUNDRED AND TWENTY (120) day option period to purchase FIFTY PERCENT (50%) working interest in each of the Humble
Field Leases for a total price of TWO HUNDRED THOUSDAND DOLLARS ($200,000). This option must be exercised by PES in writing within TEN (10) working days prior to the end of the Test & Evaluation Period or March 31, 2005 whichever comes first.

2. Should PES exercise its option to purchase the working interest in the Humble Field Leases, DAYSTAR will allow PES to pay for the Working Interest in production payments and/or regular installment payments to be made and finalized within a TWO (2) year period.

a. PES will allow DAYSTAR to offset and to retain TWENTY FIVE PERCENT (25%) of its net, monthly revenue from its working interest revenue to be used for payment until the TWO HUNDRED THOUSDAND ($200,000) debt is paid.
b. DAYSTAR will not charge any interest for the deferred payment plan on the working interest.

6. DAYSTAR will give PES the Right of First Refusal to participate up to FIFTY PERCENT (50%) of the Working Interests on any future leases that might be acquired in the shallow Caprock structure of the Humble Salt Dome Field.

a. The shallow Caprock structure is defined as any oil and gas bearing structure less than ONE THOUSAND FEET (1000) below the surface of the ground.
b. Payment for these leases shall be made at the time of closing and custody transfer.

III.   RIGHTS & RESPONSIBILITIES OF DAYSTAR

1. DAYSTAR will designate the Operator of Record for the Humble Field Leases, and that designee will perform all clerical and fiduciary duties such as compiling production reports and making payments for royalty, tax, working interests disbursement, and operational costs. Cost for Operator of Record will be consistent with industry standards.

2. DAYSTAR will permit PES's full access to all available well files and production records for the purpose of evaluating potential candidate wells for stimulation and subsequent ongoing production. Furthermore, DAYSTAR will detail all past stimulation techniques used on prospective wells and their historical reaction to the stimulation.

3. DAYSTAR will afford PES full access to the physical property known as the Humble Field Leases.

4. DAYSTAR will supply petroleum and reservoir engineering services as DAYSTAR deems it necessary at no charge for the TPU stimulation project(s), and make suggestions as to the best candidates for the TPU stimulation.

5. DAYSTAR will supply its existing field personnel at no cost to the Joint Venture and coordinate their activity so that they might assist PES in its efforts to stimulate and to produce selected wells. Cost for roustabout services and other Labor support will be shared equally by both parties. Should this AGREEMENT be extended beyond the Test & Evaluation Period, DAYSTAR will pay its proportionate amount as required by its Working Interest.

6. DAYSTAR will provide and pay for all well head fittings, hoses, valves, flow lines, injection lines, surface tanks, and electrical service necessary to connect the TPU to any singular or multiple wells, production and injection, during the Test and Evaluation Period. Should this AGREEMENT be extended beyond the Test & Evaluation Period, DAYSTAR will pay its proportionate amount as required by its Working Interest.

7. DAYSTAR will pay for all bottom hole cleanout costs, i.e. rig time, reverse rig, spot acid jobs to any singular or multiple well during the Test and Evaluation Period or until PES exercises its option to purchase the working interest. Should this AGREEMENT be extended beyond the Test & Evaluation Period, DAYSTAR will pay its proportionate amount as required by its Working Interest.

8. DAYSTAR will insure the downhole integrity of all tubulars and pump systems.

9. DAYSTAR recognizes the need for one or more injection wells to compliment the thermal stimulation process. Furthermore, DAYSTAR recognizes the need to have a specialty designed injection string, filtered water/solvents, and bottom hole tools for the injection well(s). DAYSTAR will pay its proportionate share of the filtration, pumps, nozzles, well head connections, chemicals/solvents, and capillary tubing for use in PES's GeoTherm Injection process. Any rig time needed for insertion of the capillary tube, will be paid equally by both PES and DAYSTAR.

10. DAYSTAR agrees to pay its proportionate share of the costs for any gas processing equipment installed as a result of the stimulation and thermal recovery of hydrocarbons at the Humble Field Leases. All contracts for the use and purchase of gas processing equipment must meet the approval of both parties.

11. DAYSTAR agrees to pay its proportionate share of the costs for any gas, methane or inert gas, that is directly used in the stimulation and thermal recovery of hydrocarbons at the Humble Field Leases. All contracts for supply of any gas must meet the approval of both parties.

12. DAYSTAR agrees to pay its proportionate share of the costs for of any leased equipment such as electrical generators, compressors, specialty pumps, and other miscellaneous items for use in the TPU stimulation and thermal recovery of hydrocarbons at the Humble Field Lease. All contracts for leased equipment must meet the approval of both parties.

13. DAYSTAR will dispose of all effluent produced water and B, S, &W at no cost to the Joint Venture.

14. DAYSTAR will be responsible for all past and current debts regarding the ownership and the operations of the Humble Field Leases.

15. DAYSTAR will be solely responsible for all existing environmental damages, both known and unknown, as they relate to surface and subsurface areas in the Humble Field Leases.

16. DAYSTAR will coordinate and inform PES of all dealings with the purchasers, current and future, of all fungible oil and gas generated from the Humble Field Leases.

17. DAYSTAR agrees that during the Test & Evaluation Period, PES will be paid FIFTY PERCENT (50%) of the revenue generated from production from the wells treated with the TPU. DAYSTAR will be allowed to offset any proportionate, pre-approved expenses from the net proceeds owed to PES.

18. DAYSTAR will indemnify and hold PES harmless for all damages and injuries to PES and its personnel as a result of negligence or carelessness on the part of DAYSTAR and its personnel.

19. DAYSTAR will indemnify and hold PES harmless for any damage to any well's tubulars and/or formation as long as PES injects pre-approved gases and liquids within the design limits as mutually agreed upon by both PES and DAYSTAR.


IV.   RIGHTS & RESPONSIBILITIES OF PES

1. PES will have the right to identify no more than six (6) wells during the
Test & Evaluation Period.   Four (4) to five (5) wells will be active
producing wells. One (1) to two (2) wells will be used as an injection well(s). The wells can be located in any of the three leases identified as part of the Humble Field Leases. Additional wells beyond the initial six
(6) wells will be by mutual agreement of both parties.

2. PES will validate its stimulation and production techniques with the staff of DAYSTAR. If requested by DAYSTAR, PES, at its own expense, will bring in third party consultants and vendors so as to support and define its stimulation techniques.

3. PES will supply, at its sole cost, the TPU and its power unit, either gas drive or electric drive hydraulics.

4. PES will supply capable operators to train DAYSTAR's field personnel in the day to day operations of the TPU. PES will have an operator on location on a daily basis during the Test & Evaluation Period.

5. PES will provide, at its sole expense, full maintenance and consumables to the TPU during Test & Evaluation Period.

6. PES recognizes the need for one or more injection wells to compliment the thermal stimulation process. Furthermore, PES recognizes the need to have a specialty designed injection string, filtered water/solvents, and bottom hole tools for the injection well(s). PES will pay its proportionate share of the filtration, pumps, nozzles, well head connections, chemicals/solvents, and capillary tubing for use in the GeoTherm Injection process. Any rig time needed for insertion of the capillary tube, will be paid equally by both PES and DAYSTAR.

7. PES will provide DAYSTAR with valid insurance documents for liability and workman's compensation with limits that reflect oil industry standards.

8. PES agrees to pay its proportionate share of the costs for any gas processing equipment installed as a result of the stimulation and thermal activity of the TPU at the Humble Field Leases. All contracts for the use and purchase of gas processing equipment must meet the approval of both parties.

9. PES agrees to pay its proportionate share for any gas, methane or inert gas, used directly in the stimulation and thermal recovery of hydrocarbons at the Humble Field Leases. All contracts for supply of any gas must meet the approval of both parties.

10. PES agrees to pay its proportionate share of the costs for any leased equipment such as electrical generators, compressors, specialty pumps, and other miscellaneous items for use in the stimulation and thermal recovery of hydrocarbons at the Humble Field Leases. All contracts for leased equipment must meet the approval of both parties.

11. PES will be entitled to receive FIFTY PERCENT (50%) of the revenue generated from the oil and gas production from the wells stimulated with the TPU, less any pre-approved expenses.

12. PES will have the right to audit all financial documents pertaining to the wells involved in the Humble Field Leases stimulation program, i.e. invoices, meter statements, oil run statements.


13. PES will cooperate fully with all regulatory agencies regarding permitting, air quality, and safety issues.

14. PES will indemnify and hold DAYSTAR harmless for any injury or damage to DAYSTAR's personnel or equipment that was caused by the negligence or carelessness of PES and its personnel.

15. PES provides no warranty, express or implied, as to the performance of the TPU technology as it applies to the Humble Field Leases. Furthermore, PES assumes no financial liability other than what is stated herein. PES makes no claims as to any anticipated production increases of any well or wells.


V. GENERAL TERMS AND CONDITIONS

1. For purposes of this AGREEMENT, "Proportionate Share" shall mean equal shares, FIFTY PERCENT (50%) DAYSTAR and FIFTY PERCENT (50%) PES.

2. By mutual agreement of DAYSTAR and PES, suppliers of equipment and services can enter into equity ownership of working interest so as to offset their equipment and services. The exact terms and amounts of the divestiture of working interest will be identified in separate agreements.

3. Payment to both DAYSTAR and PES for net revenue from oil and gas sales will be in accordance to the standard distribution schedules as prescribed by the Lease Operating Agreement.

4. DAYSTAR and PES will establish a mutually agreed upon format and protocol for an "Authorization For Expenditure".

5. DAYSTAR and PES will establish a mutually agreed upon format and criteria for Bid Solicitation and Bid Letting on any equipment or services for a single episode amount greater than FIVE HUNDRED DOLLARS ($500).

6. Costs for any new pump design, injection strings, or systems other than conventional barrel pumps that are mutually agreed to by both DAYSTAR and PES will be paid equally by both parties. Cost for rig time for the installation of such new pump design or systems will be paid equally by both parties.

7. DAYSTAR and PES will mutually decide and agree to the need an/or feasibility of performing horizontal drilling or any other major down hole stimulation during the Test & Evaluation Period. Upon agreement, both DAYSTAR and PES will pay their proportionate share of the costs.

8. This AGREEMENT may be assigned by either DAYSTAR or PES to another party by providing advanced, written notice.

This AGREEMENT represents in total the terms and conditions of the contract between DAYSTAR and PES. This AGREEMENT supersedes and cancels any previous agreement, either verbal or written, between the two parties. This AGREEMENT can not be changed or modified without the prior, written acceptance of both parties.

In the event that DAYSTAR and PES enter into irreconcilable differences, both parties agree to accept the majority decision of an independent panel of arbitrators to be no more in number than three and to be chosen under the standard procedures and guidelines of the National Board of Arbitration. Each party will have the right to choose one member of the panel with the third member being chosen by the mutual agreement of both parties or from a random drawing of five candidates' names. All arbitration filings and procedures shall be enacted in Harris County, Texas, and, if at all possible, concluded within a strict time frame not to exceed six (6) months.

If you accept the above mentioned terms and conditions, please indicate your agreement by signing in the appropriate space below.

      Permian Energy Services, L.P.		DayStar Oil & Gas Corporation

	_________________________		___________________________
		Robert J. Clark				Paul Cothran
		Managing Member				President

        _________________________		___________________________
		Date						Date